Exhibit 5.4

Pentair Investments Switzerland GmbH

Freier Platz 10

CH-8200 Schaffhausen

Switzerland

Zurich, May 30 2019

Registration Statement on Form S-3

Dear Sir or Madam

We are acting as special Swiss counsel to Pentair Investments Switzerland GmbH (the “Company”). This opinion is being rendered at the request of the Company in connection with the Company’s registration statement on Form S-3 (the “Registration Statement”) that is being filed with the U.S. Securities and Exchange Commission (the “SEC”) on the date hereof relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of the offer, inter alia, of (i) senior debt securities of Pentair Finance S.à r.l. (the “Debt Securities”) and (ii) guarantees of the Debt Securities by the Company (the “Guarantee”) and Pentair plc.

We have not investigated the laws of any jurisdiction other than Switzerland, and do not express an opinion on the laws of any jurisdiction other than Switzerland. For the purpose of rendering this opinion, we have examined and solely relied on (i) the Registration Statement, (ii) a certified extract, dated 22 May 2019, of the Commercial Register of the Canton of Schaffhausen, Switzerland and the Company’s articles of association certified to be up-to-date as of 22 May 2019.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all the documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. Further, we have assumed that in addition to any action already taken by the managing officers of the Company, the issuance and the amount of the Guarantee will be authorized by the managing officers of the Company in compliance with Swiss law and the

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articles of association of the Company. We also have assumed that the Company is, at the time of this opinion letter, neither insolvent nor over-indebted (in the sense of article 725 Swiss Code of Obligations). This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that the Company is a duly organized limited liability company (Gesellschaft mit beschränkter Haftung) validly existing under the laws of Switzerland and, if and when the Debt Securities will be issued by Pentair Finance S.à r.l., the Guarantee will be authorized in accordance with the laws of Switzerland.

The opinions set out above are subject to applicable bankruptcy, insolvency, reorganization, liquidation, moratorium, bail-in legislation, sanctions, civil procedure and other similar laws and regulations as applicable to creditors, debtors, claimants and defendants generally as well as principles of equity (good faith) and the absence of a misuse of rights.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to references to our firm therein. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours faithfully,

/s/ Bär & Karrer AG
Bär & Karrer AG